EXHIBIT (a)(1)(viii)

Form of Reminder E-mail Communication to Eligible Micrel Employees

The purpose of this communication is to remind eligible employees that Micrel’s offer to exchange certain stock options for replacement options (“Exchange Offer”) is scheduled to expire at 11:59 P.M. Pacific Time, on Friday, October 30, 2009. We currently have no plans to extend the expiration date. Eligible employees who do not make an election to exchange their eligible stock options by the deadline will continue to hold those stock options with their current exercise prices and terms.

Please take time now to log on to and become familiar with the Offer website at http://www.participantchoice.com/tenderoffer/Micrel. The website will allow you to view, or will provide a link to, a number of documents that will give you information regarding the Exchange Offer, as well as an Election Form that you will complete and submit electronically via the website.

NOTE THAT THE ELECTION FORM WILL SHOW YOU A “NEW EXERCISE PRICE” OF $9.80. WE WANT TO REMIND YOU THAT THIS NUMBER IS ONLY A PLACEHOLDER.

THE PRICE OF MICREL COMMON STOCK AT THE OCTOBER 21, 2009 MARKET CLOSE WAS $7.97. THE ACTUAL EXERCISE PRICE FOR YOUR REPLACEMENT OPTIONS WILL BE THE CLOSING PRICE PER SHARE OF MICREL COMMON STOCK ON FRIDAY, OCTOBER 30, 2009.

If for any reason you are unable to access Micrel’s Offer website, you may submit a paper copy of your Election Form by facsimile to Lia Punches at (408) 435-2400 but it must be completed, signed and received by 11:59 P.M. Pacific Time, on October 30, 2009.

If you need a paper Election Form or have any questions about the Exchange Offer, you may email lia.punches@micrel.com or call 408-435-3401 (within North America) or 800-800-2045 (outside North America).